MEMORANDUM OF UNDERSTANDING

The purpose of this Memorandum of Understanding ("**MOU**"), dated August 26, 2023, is to set forth (i) certain non-binding understandings and (ii) certain binding agreements between **HYPERSCALE NEXUS HOLDING CORPORATION, Inc.**, 401 Ryland Street, Unit 200-A, Reno, Nevada 89502, ("**HyperScale**"), and **SILICON TECHNOLOGY PARK CO. LTD.** ("**STP**"), 95 Moo 6 Ban Chang, Ban Chang, Rayong 21130., concerning the possible formation of a joint venture between **HyperScale** and **STP**. **HyperScale** and **STP** may collectively be called the "Parties."

This **MOU** reflects the mutual interests of the Parties in discussing a potential joint venture transaction ("**Potential Transaction**") according to which the Parties would form an appropriate business entity under the laws of the Kingdom of Thailand after taking into account financing, tax, accounting, operational and other considerations the Parties deem relevant (the "**JV Company**"). The **JV Company's** business objectives are to leverage **HyperScale's** access to high-performance computing solutions, specifically the NVIDIA H-100 GPUs, to enhance **STP's** computational capabilities and data processing efficiency at its Silicon Tech Park operation in Rayong.

PART 1: THE NON-BINDING PROVISIONS

The following numbered paragraphs of this Memorandum of Understanding (collectively, the "Nonbinding Provisions") reflect some material mutual understandings between the Parties of the matters described in them. Still, they are not inclusive of all understandings, and each Party acknowledges that the Non-binding Provisions are not intended to create or constitute any legally binding obligation between them. Neither Party shall have any liability to the other Party concerning the Nonbinding Provisions until a fully integrated, definitive agreement (the "**Material Definitive JV Agreement**") and other related documents are prepared, authorized, executed, and delivered by and between all Parties. If the **Material Definitive JV Agreement** is not prepared, approved, executed, or delivered for any reason, no party to this Memorandum of Understanding shall have any liability to any other party to this Memorandum of Understanding based upon, arising from, or relating to the Nonbinding Provisions.

The intended **JV Company** mission is to empower industries with unparalleled computing power by providing access to high-capacity NVIDIA H-100 GPUs within state-of-the-art data centers. By doing so, the Parties envision a future where businesses can unlock new realms of innovation, research, and problem-solving, ultimately contributing to technological advancements that benefit society.

Key Objectives of the **JV Company** are:

Leading-Edge Technology: The **JV Company** will strive to remain at the forefront of technological innovation, consistently upgrading and optimizing the GPU infrastructure to accommodate the evolving needs of diverse industries.

Enhanced Data Processing: By integrating NVIDIA H-100 GPUs, the **JV Company** will enable accelerated data processing, artificial intelligence (AI) training, and complex simulations, catering to sectors such as healthcare, finance, research, and more.

Collaborative Ecosystem: The **JV Company** aims to foster collaboration among businesses, researchers, and developers, creating an ecosystem where ideas flourish and partnerships thrive. This will contribute to the growth of the technology community within Silicon Tech Park.

Sustainability: Environmental responsibility will be a core consideration in our operations. The data centers will be designed with energy efficiency, aligning with global sustainability goals.

The **JV Company's** Advantages include:

Strategic Location: Operating within Silicon Tech Park provides a strategic advantage, with access to a vibrant technological community, reliable infrastructure, and a conducive business environment.

Expertise: **HyperScale's** expertise and relationships in GPU technology and **STP's** data center management ensure seamless integration of hardware and infrastructure, resulting in optimized client performance.

P. H.S.

Market Demand: The rising demand for high-performance computing solutions, coupled with the scarcity of accessible GPU resources, presents an opportunity for the **JV Company** to become a key player in an expanding the regional technology landscape.

The formation of JV Company and other matters relating to it and described in this Letter are referred to herein collectively as the "Potential Transaction."

The Parties communicated towards the setting out the general terms and conditions for forming and operating the **JV Company** and desire to finalize the comprehensive legal documents that will be set forward in a binding Joint Venture Agreement (**JV Agreement**), including:

1) Drafting a material definitive **JV Agreement** and related Contribution Agreements detailing the initial contributions of the Parties to the **JV Company** and containing the definitive provisions and conditions of the Potential Transaction and representations, warranties, conditions, and covenants customary for a transaction of this size and type. Following are some of the issues to be further addressed for inclusion in the Definitive Agreements:

    a. `The Parties will contribute cash and non-cash assets (the "Assets") as specified in a Contribution Agreement to be signed on the closing date of the Potential Transaction (the "Closing") and any other required transfer or conveyance documents (each, a "Contribution") relating to the Potential Transaction. Initially, **HyperScale** will contribute eight hundred thousand U.S. dollars ($800,000) and one hundred and Twenty-eight (128) NVIDIA H-100 GPUs, and **STP** will contribute eight hundred thousand U.S. dollars ($800,000) and the physical data center that contains: (i) secure building structures with advanced insulation, fire suppression systems, and environmental controls, (ii) redundant power sources, backup generators, uninterruptible power supply (UPS) systems, and power distribution units (PDUs), (iii) advanced cooling systems, such as precision air conditioning units and liquid cooling solutions, are implemented to regulate temperature and humidity levels, (iii) standardized racks and cabinets, (iv) security measures that restrict physical access so that only authorized personnel can enter the data center, (v) advanced fire suppression systems, including early detection systems, gas-based fire suppression agents, and smoke detection systems, (vi) robust networking infrastructure connects servers, storage devices, and other equipment within the data center and provides connectivity to the outside world, and (vii) monitoring and management tools to oversee the health and performance of the information technology infrastructure. **STP also commits to raising an additional six million, four hundred thousand U.S. dollars ($6,400,000) to fund JV Company operations.**

    b. The Parties will each endeavor to bring customers to the JV Company business, targeting to contribute their percentage shareholding of the JV.

    c. STP commits to raising the debt with the assistance of Hyperscale and the chips and assets as collateral for the lender.

2) The Parties will approve a mutually acceptable initial business plan for **JV Company** at the time the JV Agreement closes. Subsequent business plans will be developed at the direction and approved by the Board of Managers (as defined below) of **JV Company**. The initial business plan will include a budget for **JV Company's** first year of operation.

3) As consideration for their respective Contributions, **HyperScale** and **STP** will each be issued a 50% membership interest in **JV Company** (each, a "Percentage Interest;" and, together, the "Percentage Interests").

4) The Closing of the Potential Transaction will be subject to the satisfaction of various customary conditions, including, without limitation:

    a. the receipt of any required governmental or third-party approvals, waivers, or consents.

    b. Each Party's satisfactory completion of due diligence.

    c. Each Party's negotiation of the Definitive Agreements.

    d. Approval of the Potential Transaction by both Parties' boards of directors and stockholders or equity holders, as required, and

    e. no material adverse change in any Party or Party asset.

5) Subject to applicable law, each Party will allow the other Party and its management, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during regular business hours to inspect and investigate its books, records, facilities, contracts, and personnel, as related to its Contribution, to undertake such Party's due diligence concerning the Potential Transaction (subject to the Confidentiality Agreement, as hereinafter defined).

6) **JV Company** Governance. **JV Company** shall initially issue one class of membership interests ("Units") to the Parties, each a "Member."

7) **JV Company** will be managed by a Board of Managers (the "**Board**"), which will initially be comprised of four (4) Managers, 50% of which will be designated by **HyperScale** and 50% of which will be designated by **STP**. Each Member may, at any time, remove and replace any of the Managers appointed by it, with or without cause, and fill vacancies caused because of the death, removal, or resignation of any of its Managers. In the event the Percentage Interest of the Members subsequently changes, then the Board will be reconfigured to provide representation on the Board proportionate to each Member's Percentage Interest.

   a. **JV Company** will have employees or agents designated as officers, as the **Board** may determine from time to time. The officers of JV Company will manage the day-to-day management. The Members will mutually agree on the identities and compensation of the initial executive officers of **JV Company**.

8) The **Board** will hold regular meetings at least once every three months by telephone or video conference and may act in writing without prior notice and without a vote if consent or consents in writing, setting forth the actions so taken, are executed by Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, provided written consents are executed by at least one Manager appointed by **HyperScale** and one Manager appointed by **STP.** Any action taken by consent in writing must be made by unanimous written approval of all Managers. The **Board** shall use reasonable efforts in good faith to resolve all **Board** disputes relating to the joint venture. If two successive **Board** meetings pass without (1) a quorum being present or (2) the **Board** reaching a decision on any matter requiring a decision of both the **HyperScale** Managers and **STP** Managers (any such occurrence, an "Impasse"), the parties shall cause a designated senior executive of **HyperScale** and a designated senior executive of **STP** to meet and use their reasonable best efforts in good faith to attempt a resolution of such dispute for 60 days. If this procedure fails to resolve an Impasse, either Member shall have the right to initiate dispute resolution procedures as outlined in the Operating Agreement.

9) **JV Company** will distribute distributable cash (to be defined in the Operating Agreement. Distributions will be made to Members pro rata based on their respective Percentage Interests.

10) The Members will have the right to receive annual and quarterly financial statements, and other reasonably requested documents and information, of **JV Company**.

PART TWO — THE BINDING PROVISIONS.

Upon execution by the Parties, the following lettered paragraphs of this **MOU** (collectively, the "Binding Provisions") will constitute legally binding and enforceable agreements by the Parties.

A. Non-binding Provisions Not Enforceable. The Nonbinding Provisions do not create or constitute any legally binding obligations between the Parties, and neither shall have any liability to the other party concerning the Nonbinding Provisions until a **Material Definitive JV Agreement** is executed and delivered by and between all Parties. If the **Material Definitive JV Agreement** is not prepared, authorized, executed, or delivered for any reason, no party to this Memorandum of Understanding shall have any liability to any other party to this **MOU** based upon, arising from, or relating to the Nonbinding Provisions. Each Party acknowledges that it will not take action or refrain from acting in reliance on any of the Non-binding Provisions or the negotiation thereof and that any such reliance would be at its own risk. No subsequent oral agreement or consent of the Parties (including partial performance) shall be deemed to impose any such obligation or liability.

B. Material Definitive JV Agreement. The Parties and their respective counsel shall prepare the initial draft of the **Material Definitive JV Agreement**. The Parties shall negotiate in good faith to arrive at a

mutually acceptable **Material Definitive JV Agreement** for approval, execution, and delivery on the earliest reasonably practicable date. The Material Definitive Agreement shall not be binding on either party until or unless each party's respective board of directors has approved it.

C. Access. Subject to the confidentiality provisions set forth below, and upon reasonable notice to each other, the Parties shall provide complete access to their respective facilities, books, and records during regular business hours and shall cause the directors, employees, accountants, and other agents and representatives (collectively, "Representatives") of each Party to cooperate fully with the other Party's due diligence investigation of its assets, contracts, liabilities, operations, records, and other aspects of its business.

D. Conduct of Business. Until the **Material Definitive JV Agreement** has been duly executed and delivered by all the Parties, **HyperScale,** and **STP** will conduct their respective businesses only in the ordinary course and not engage in any extraordinary transactions without each other's prior consent.

E. No Shopping Provision. Each Party hereto agrees that until the receipt of written notice from the other Party that it has terminated the discussions and negotiations contemplated by this **MOU**, neither it nor any of its affiliates or any of its or their respective directors, officers, managers, employees, agents, or financial or other advisors ("Representatives") will directly or indirectly encourage, solicit, continue, initiate or enter into any discussions, negotiations, arrangements (whether written or oral) with any third-party entity or group regarding (i) the formation of a joint venture, strategic alliance or similar arrangement to engage in the Business, (ii) any transaction that could be preclusive of the Potential Transaction, or (iii) the sale to a third person of the Assets identified in this **MOU** that such Party will contribute to **JV Company**.

F. Costs. The Parties shall be responsible for and bear all of their own costs and expenses incurred in connection with the proposed transaction, including expenses of its Representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

G. Consents. The Parties shall cooperate and proceed, as promptly as is reasonably practicable, to obtain all necessary consents and approvals and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the **Material Definitive JV Agreement.**

H. Confidentiality. Without the prior written consent of the other Party, and unless required by law, rule or regulation, or policy of any national securities exchange or similar regulatory body, the Parties shall not make any public disclosure (orally or in writing) before the Closing regarding (i) the existence of this **MOU**, (ii) the fact that the Parties are engaged in discussions or negotiations with respect to the Potential Transaction, or (ii) the subject matter or terms of this **MOU** or identity of the Parties hereto. If any Party is required by law to make such a disclosure, it will provide the other Party with prompt written notice before making such disclosure. The preceding obligations shall not apply to a Party with respect to any information that becomes generally known or publicly available through no fault of such Party.

I. Termination. The Binding Provisions may be terminated:

(i) By mutual written consent of the Parties; or

(ii) Upon written notice by any party to the other party if a **Material Definitive JV Agreement** has not been executed by September 30, 2023, provided, however, that the termination of the Binding Provisions shall not affect the liability of a party for breach of any of the Binding Provisions before the termination. Upon termination of the Binding Provisions, the Parties shall have no further obligations.

J. This MOU may be executed in one or more counterparts, and all such counterparts taken together will constitute the same agreement.

If the preceding evidences our mutual understanding, please indicate by signing and returning the enclosed copy of this Letter.

Very truly yours,

HYPERSCALE NEXUS HOLDING CORPORATION

By: ______________

Name: JORGE SEBASTIAO

Title: CTO

Agreed and Accepted by,

SILICON TECHNOLOGY PARK CO. LTD.

By: ______________

Name: NPAIRON PIEMPONGSANT

Title: CHAIRMAN